Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made this      day of      ,      , by and between ROCHESTER MEDICAL CORPORATION, a Minnesota corporation (the “Corporation”) and      , an individual resident of      ,      (“Employee”).

WHEREAS, the Corporation considers it desirable and in its best interests that the Employee be given an inducement to acquire a proprietary interest in the Corporation and an added incentive to advance the interests of the Corporation, by possessing a restricted stock award for common shares of the Corporation, in accordance with Rochester Medical Corporation 2001 Stock Incentive Plan (as adopted, amended and currently in effect, the “Plan").

NOW THEREFORE, in consideration of the premises and of the mutual promises and consideration provided herein, the parties agree as follows:

1. Definitions. Words and phrases not otherwise defined herein shall have the meanings ascribed to them, respectively, in the Plan.

2. Award. The Corporation hereby grants to Employee a restricted stock award of       shares (the “Shares”) of Common Stock, without par value per share, of the Corporation according to the terms and conditions set forth herein and in the Plan. A copy of the Plan will be furnished upon request of Employee. With respect to the Shares, Employee shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a shareholder of Common Stock of the Corporation, including the right to vote the Shares and the right to receive dividends on the Shares.

3. Vesting. Except as otherwise provided in this Agreement, the Shares shall vest in accordance with the following schedule:

On each of	Number of Shares
the following dates	Vested

4. Restrictions on Transfer. Until the Shares vest pursuant to Section 3 or Section 5 hereof, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Corporation, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

5. Forfeiture; Early Vesting. If Employee ceases to be an employee of the Corporation or any affiliate prior to vesting of the Shares pursuant to Section 3 or Section 7 hereof, all of Employee’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that (i) if Employee ceases to be an employee by reason of permanent and total disability prior to the vesting of Shares under Section 3 or Section 7 hereof, (ii) if Employee ceases to be an employee by reason of death prior to the vesting of Shares under Section 3 or Section 7 hereof, or (iii) if Employee ceases to be an employee by reason of termination without cause prior to the vesting of Shares under Section 3 or Section 7 hereof, all Shares granted hereunder shall vest as of such termination of employment. Upon forfeiture, Employee will no longer have any rights relating to the unvested Shares, including the right to vote the Shares and the right to receive dividends declared on the Shares.

6. Distributions and Adjustments.

(a) If any Shares vest subsequent to any change in the number or character of the Common Stock of the Corporation (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Employee shall receive upon such vesting the number and type of securities or other consideration which Employee would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

(b) Any additional shares of Common Stock of the Corporation, any other securities of the Corporation and any other property (except for regular cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Corporation or a custodian designated by the Secretary.

7. Change In Control. Notwithstanding Section 3 above, the Shares shall be fully vested on the date of (i) a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) is made by the Company or any Person that such Person beneficially owns more than 50% of the Common Stock outstanding, (ii) the Company consummates a merger, consolidation or statutory share exchange with any other Person in which the surviving entity would not have as its directors at least 60% of the Continuing Directors and would not have at least 60% of its common stock owned by the common shareholders of the Company prior to such merger, consolidation or statutory share exchange, (iii) a majority of the Board of Directors is not comprised of Continuing Directors or (iv) a sale or disposition of all or substantially all of the assets of the Company or the dissolution of the Company. A “Continuing Director” is a current director of the Company, a director elected by the Board of Directors, a majority of whose members are Continuing Directors, or a director elected by shareholders upon the recommendation of the Board of Directors, a majority of whose members are Continuing Directors. “Person” means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

8. Miscellaneous.

(a) Issuance of Shares. The Corporation shall cause the Shares to be issued in the name of Employee, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Corporation or the stock transfer agent or brokerage service selected by the Secretary of the Corporation to provide such services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is used, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. Employee hereby agrees to the retention by the Corporation of the Shares and, if a stock certificate is used, agrees to execute and deliver to the Corporation a blank stock power with respect to the Shares as a condition to the receipt of this award of Shares. After any Shares vest pursuant to Section 3 or Section 7 hereof, and following payment of the applicable withholding taxes pursuant to Section 8(b) of this Agreement, the Corporation shall promptly cause to be issued a certificate or certificates, registered in the name of Employee or in the name of Employee’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to Employee or Employee’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above. The value of any fractional Shares shall be paid in cash at the time certificates evidencing the Shares are delivered to Employee.

(b) Income Tax Matters.

(i) In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee.

(ii) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Employee may elect to satisfy Employee’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Corporation, (ii) having the Corporation withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Corporation shares of Common Stock already owned by Employee having a fair market value equal to the amount of such taxes. Any  shares already owned by Employee for no less than six months prior to the date delivered to the Corporation if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock. The Corporation will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares. Employee’s election must be made on or before the date that the amount of tax to be withheld is determined.

(c) Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

(d) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(e) No Right to Employment. The issuance of the Shares shall not be construed as giving Employee the right to be retained in the employ, or as giving a director of the Corporation or an affiliate the right to continue as a director, of the Corporation or an affiliate, nor will it affect in any way the right of the Corporation or an affiliate to terminate such employment or position at any time, with or without cause. In addition, the Corporation or an affiliate may at any time dismiss Employee from employment, or terminate the term of a director of the Corporation or an affiliate, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Corporation or any affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Corporation or an affiliate. The Award granted hereunder shall not form any part of the wages or salary of Employee for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Corporation or any affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Employee shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

(f) Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

(g) Securities Matters. The Corporation shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Corporation to be applicable are satisfied.

(h) Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(i) No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Affiliate and Employee or any other person.

(j) Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

IN WITNESS WHEREOF, the Corporation and Employee have executed this Restricted Stock Award Agreement on the date set forth in the first paragraph.

ROCHESTER MEDICAL CORPORATION

By:
Name:
Title:
[Employee] Name: